                                                                    Exhibit 99.1

(SANDERSON FARMS(R) LOGO)   SANDERSON FARMS, INC.
                            GENERAL OFFICES
                            Post Office Box 998 - Laurel, Mississippi 39441-0988
                            Telephone (601)649-4030 - Facsimile (601)426-1461

                            CONTACT: MIKE COCKRELL
                                     TREASURER & CHIEF FINANCIAL OFFICER
                                     (601) 649-4030

                          SANDERSON FARMS, INC. REPORTS
                   RESULTS FOR FOURTH QUARTER AND FISCAL 2005

LAUREL, Miss. (December 6, 2005) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2005.

     Net sales for the fourth quarter of fiscal 2005 were $249.1 million compared with $259.2 million for the same period a year ago. For the quarter, net income was $10.1 million, or $0.50 per diluted share, compared with net income of $5.1 million, or $0.25 per diluted share, for the fourth quarter of fiscal 2004.

     Net sales for fiscal 2005 were $1.006 billion compared with $1.052 billion for fiscal 2004. Net income for the year totaled $70.6 million, or $3.51 per diluted share, compared with net income of $91.4 million, or $4.57 per diluted share, for last year.

     The Company's financial statements for the fourth fiscal quarter and year ended October 31, 2005, reflect a receivable from the Company's insurance carriers of $14.9 million for property damage, expenses incurred and lost profits resulting from Hurricane Katrina. The Company's total insurance claim through October 31, 2005, for property damage, expenses incurred and lost profits is $20.0 million, net of the applicable deductible of $2,750,000. The total reduction in operating income of $7.9 million relates to the deductible of $2,750,000 and incurred but unrecognized lost profits and expenses of approximately $5.1 million. The unrecognized lost profits and expenses of $5.1 million were the direct result of the effect of Hurricane Katrina and the Company's efforts to minimize the potential loss from the Hurricane and will be recognized once negotiations with the insurance carriers are complete and the final amounts are determined. The Company intends to seek reimbursement for all of its insured losses, including the unrecognized lost profits and expenses. Negotiations with the Company's insurance carriers are expected to be completed during 2006. The Company believes the remaining effects of lost production and additional expenses related to Hurricane Katrina that will be incurred during the first fiscal quarter of 2006 will be substantially covered by the Company's insurance policies.

     "Our fourth quarter performance completed another good year for Sanderson Farms," said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. "We continued to execute well in all areas of our business despite softer market conditions at the close of our fiscal year and the effects of Hurricane Katrina on our operations. Overall, fiscal 2005 was another successful year for Sanderson Farms as we exceeded $1.0 billion in sales for the second time in the Company's history and we again delivered strong earnings to our shareholders."

     According to Sanderson, overall market prices for poultry products were softer in the fourth quarter than earlier in fiscal 2005. As measured by a simple average of the Georgia dock price for whole chickens, prices decreased approximately 3.8% in the Company's fourth fiscal quarter compared

                                     -MORE-

Sanderson Farms Reports Year-end 2005 Results
Page 2
December 6, 2005


with the same period in 2004, and decreased 0.61% for the full fiscal year compared with last year. Bulk leg quarter prices increased 54.6% during the quarter compared with last year's fourth quarter, and were 17.9% higher for the year compared with last year. These leg quarter prices reflect improved conditions in the export market during the year. Boneless breast meat prices during the quarter were approximately 14.2% lower than the prior-year period, and were down 24.9% for the year. Wing prices averaged $0.86 per pound during the fourth quarter of fiscal 2005, compared with the average of $1.03 per pound during the fourth quarter of fiscal 2004. At the same time, however, costs for corn and soybean meal, the Company's primary feed ingredients, decreased 16.8% and 32.5%, respectively, compared with the fourth quarter a year ago. For the year, feed costs were lower by 15.0% and 30.9%, respectively. The substantial increase in operating income in the fourth quarter of fiscal 2005 as compared to the same quarter in fiscal 2004 is directly related to the decrease in the costs of feed grains.

     Sanderson added, "Fiscal 2005 also marked an important milestone for the Company with our expansion into Georgia. We are pleased with the results of our initial operations and recently began a second shift on our first line as scheduled. The Georgia facility is dedicated exclusively to serving retail customers, and we intend to take advantage of its location in close proximity to our growing list of customers in the Southeast. With the conversion of the Collins, Mississippi, plant to a larger weight bird and the additional retail capacity from the Georgia facility, we will increase our overall production by just over 26% when both projects are running at full capacity and will also continue to maintain a favorable product mix between the retail market and the big bird deboning market.

     "Maintaining a strong balance sheet and carefully managing our working capital have continued to be top priorities for Sanderson Farms. As of October 31, 2005, our balance sheet reflects $34.6 million in cash and cash equivalents. We ended fiscal 2005 with this strong cash position while at the same time we spent $128 million on capital expenditures, reduced debt by over $4 million, and rewarded our shareholders through another increase in our quarterly dividends. At the end of our fiscal year, our long-term debt totaled $6.5 million and our debt to total capitalization ratio was 3.0%. Additionally, our strong financial position provides us with the flexibility to capitalize on additional market opportunities in fiscal 2006.

     "Looking ahead, the fundamentals of our markets remain positive, and we expect supply and demand to remain balanced as we begin another year. We look forward to the opportunities ahead for Sanderson Farms and our prospects for continued growth with our expanded production capabilities. We remain confident we have the right strategy in place, as well as the ability to leverage our core strengths, including operational execution, a proven product mix, exceptional customer service and a strong balance sheet," concluded Sanderson.

     Sanderson Farms will hold a conference call to discuss this press release today, December 6, 2005, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through January 6, 2006. Those without Internet access or who would rather listen by telephone can call 800-811-7286.

     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.

                                     -MORE-

Sanderson Farms Reports Year-end 2005 Results
Page 3
December 6, 2005


     This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2004 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's third quarter ended July 31, 2005.

                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                             OCTOBER 31,   OCTOBER 31,
                                                 2005          2004
                                             -----------   -----------
ASSETS
Current assets:
   Cash and cash equivalents                  $  34,616     $  75,910
   Accounts receivable, net                      38,833        49,240
   Insurance claim receivable                    14,892             0
   Income taxes receivable                            0         2,592
   Inventories                                   84,713        75,603
   Prepaid expenses                              11,599        13,077
                                              ---------     ---------
Total current assets                            184,653       216,422

Property, plant and equipment:
   Land and building                            212,463       141,727
   Machinery and equipment                      296,449       257,671
                                              ---------     ---------
                                                508,912       399,398
Less accumulated depreciation                  (249,586)     (242,685)
                                              ---------     ---------
                                                259,326       156,713
Other assets                                      1,812         1,872
                                              ---------     ---------
Total assets                                  $ 445,791     $ 375,007
                                              =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                           $  24,468     $  30,384
   Accrued expenses                              48,148        31,029
   Current maturities of long-term debt           4,406         4,385
                                              ---------     ---------
Total current liabilities                        77,022        65,798

Long-term debt, less current maturities           6,511        10,918
Claims payable                                    2,900         2,600
Deferred income taxes                            13,705        16,350
Stockholders' equity                            345,653       279,341
                                              ---------     ---------
Total liabilities and stockholders' equity    $ 445,791     $ 375,007
                                              =========     =========

                                     -MORE-

Sanderson Farms Reports Year-end 2005 Results
Page 4
December 6, 2005


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                    (In thousands, except per share amounts)

                                          THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                             OCTOBER 31,             OCTOBER 31,
                                         -------------------   -----------------------
                                           2005       2004        2005         2004
                                         --------   --------   ----------   ----------
Net sales                                $249,069   $259,223   $1,006,185   $1,052,297
Costs and expenses:
   Cost of sales                          215,632    233,033      826,670      842,337
   Selling, general and administrative     18,213     18,166       66,031       59,806
                                         --------   --------   ----------   ----------
                                          233,845    251,199      892,701      902,143
                                         --------   --------   ----------   ----------
   Operating income                        15,224      8,024      113,484      150,154

Other income (expense):
   Interest income                            305        547        1,257          743
   Interest expense                           (57)      (322)        (433)      (1,569)
   Other                                       98          2          173          (60)
                                         --------   --------   ----------   ----------
                                              346        227          997         (886)
                                         --------   --------   ----------   ----------
Income before income taxes                 15,570      8,251      114,481      149,268
Income tax expense                          5,515      3,190       43,843       57,840
                                         --------   --------   ----------   ----------
Net income                               $ 10,055   $  5,061   $   70,638   $   91,428
                                         ========   ========   ==========   ==========
Basic earnings per share                 $   0.50   $   0.25   $     3.53   $     4.62
                                         ========   ========   ==========   ==========
Diluted earnings per share               $   0.50   $   0.25   $     3.51   $     4.57
                                         ========   ========   ==========   ==========
Dividends per share                      $   0.12   $   0.60   $     0.42   $     0.84
                                         ========   ========   ==========   ==========
Weighted average shares outstanding:
   Basic                                   20,060     19,945       20,014       19,789
                                         ========   ========   ==========   ==========
   Diluted                                 20,159     20,105       20,137       19,995
                                         ========   ========   ==========   ==========

                                     -END-